Exhibit. 99.1

Oct. 26, 2004	CONTACTS:	Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635
	24-Hour:	704/382-8333

Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

TEPPCO PARTNERS L.P. NAMES PAUL F. FERGUSON JR.

TO BOARD OF DIRECTORS

HOUSTON –Texas Eastern Products Pipeline Company LLC (TEPPCO), general partner of TEPPCO Partners L.P. (NYSE:TPP), today announced the election of Paul F. Ferguson Jr., to the board of directors. Ferguson succeeds R.A. (Al) Walker on the board and as chairman of the Audit Committee.

Ferguson, 55, previously served as senior vice president and treasurer of Duke Energy from 1997 to 1998, and senior vice president and chief financial officer of PanEnergy Corp. from 1995 to 1997. He held various other financial positions with PanEnergy from 1988 to 1995, and served as treasurer of Texas Eastern Corporation from 1988 to 1989. Ferguson received a bachelor’s of business administration degree from the University of Texas at Austin and a master’s degree from the Harvard Business School.

“Paul’s strong financial background and experience, together with his knowledge of the industry and his dedication to excellence makes him an excellent choice as the financial expert for TEPPCO’s Audit Committee and a member of TEPPCO’s board,” said Jim W. Mogg, group vice president and chief development officer of Duke Energy and chairman of TEPPCO.

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“On behalf of the unitholders, I want to thank Al Walker for his advice and counsel as a member of TEPPCO’s board of directors,” added Mogg.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P.  For more information, visit TEPPCO’s Web site at www.teppco.com.

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